EXHIBIT 4.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of April 10, 2006 between CenterStaging Corp., a Delaware corporation (the “Company”), and Michael S. Rosenblum (the “Consultant”), with reference to the following facts:

A.    The Company is a music and production services company which provides rehearsal facilities, soundstages, professional technical support, audio equipment and live event expertise to television producers and musicians for the broadcast television and music industries; and

B.    The Company is expanding its business to include audiovisual content development for distribution through various media; and

C.    Upon the terms and subject to the conditions of this Agreement, the Company desires to retain the Consultant to provide certain consulting services to the Company, and the Consultant wishes to render such services.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Company and Consultant agree as follows:

1.    Engagement. The Company hereby engages Consultant to provide consulting services pursuant to this Agreement, and the Consultant hereby accepts such engagement.

2.    Services. Consultant’s services will include advice to the Company and its directors and executive officers regarding such strategic and operational matters as the Company or its directors or executive officers shall request from time to time. Consultant also shall identify prospective business opportunities for the Company, and seek to make such business introductions as the Company may request in the event the Company desires to pursue any such opportunities. Consultant shall make himself reasonably available to provide such consulting services hereunder. Notwithstanding the foregoing or any requests made of Consultant hereunder, Consultant shall render no services hereunder in connection with any capital-raising transactions by the Company or which, directly or indirectly, promote or maintain any market for the Company’s securities.

3.    Consulting Fee

3.1    In consideration of Consultant’s entering into this Agreement and for all services rendered hereunder, the Company agrees to pay and issue to Consultant 20,000 shares (the “Shares”) of the Company’s common stock, subject to adjustment for any stock split, stock dividend or reverse stock split between the date of this Agreement and the date of issuance of the Shares. The Shares shall be issued to Consultant by the Company no later than the third day following the effectiveness of a Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission to register the issuance of the Shares under the Securities Act of 1933, as amended (the “Securities Act”); and provided further, that the Company shall make such filing not later than July 21, 2006. Whether or not such Registration Statement has been filed or become effective under the Securities Act, and without limiting any other rights or remedies that Consultant may have in the event the Company breaches its obligation to file such Registration Statement, Consultant may at any time after July 31, 2006 elect to have the Shares issued to Consultant without registration under the Securities Act upon notice to the Company.

3.2    If the Company requests the Consultant to provide any specific services hereunder that cause the Consultant to incur expenses, the Company shall reimburse the Consultant for all reasonable expenses upon presentation of expense vouchers or statements or such other supporting information as the Company may require. However, notwithstanding anything contained in the foregoing to the contrary, the Consultant shall not incur any reimbursable expense in excess of $250 without the prior written consent of the Company.

3.3    Consultant represents and warrants to, and agrees with the Company as follows, with respect to the Shares:

3.3.1    Consultant is acquiring the Shares for his own account, for investment purposes only, and not with a view to or for sale in connection with a distribution of the Shares;

3.3.2    Consultant understands that an investment in the Shares involves a high degree of risk, and Consultant has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Shares and in protecting his own interests in connection with this Agreement.

3.3.3    Consultant is an “accredited investor” as such term is defined in Rule 501(a)(6) of Regulation D under the Securities Act.

3.3.4    Consultant has had the opportunity to ask questions of, and to receive answers from, appropriate executive officers of the Company with respect to the terms and conditions of this Agreement and with respect to the business, affairs, financial condition and results of operations of the Company. Consultant has had access to such financial and other information regarding the Company and the Shares as is necessary in order for him to make a fully informed decision whether to enter into this Agreement or to acquire the Shares, and has had the opportunity to obtain from the Company any additional information it possesses necessary to verify any of such information to which Consultant has had access.

3.3.5    Consultant understands and agrees that, if he elects to receive the Shares prior to registration of the issuance of the Shares under the Securities Act:

(a)    Consultant shall not be entitled to sell, transfer, assign, gift, create a security interest in, or otherwise dispose of, with or without consideration (collectively, “Transfer”), any of the Shares, except pursuant to an effective registration statement under the Securities Act or an exemption from such registration and applicable state securities laws. As a further condition to any such Transfer, except in the event that such Transfer is made pursuant to an effective registration statement under the Securities Act, if in the reasonable opinion of counsel to the Company any Transfer of the Shares by the contemplated transferee thereof would not be exempt from the registration and prospectus delivery requirements of the Securities Act, the Company may require the contemplated transferee to furnish the Company with an investment letter setting forth such information and agreements as may be reasonably requested by the Company to ensure compliance by such transferee with the Securities Act; and

(b)    Consultant is familiar with the provisions of the Securities Act and Rule 144 thereunder, and understands that the restrictions on transfer of the Shares may result in Consultant being required to hold the Shares for an indefinite period of time; in this regard, Consultant has adequate means for providing for his current financial needs and has no need for liquidity with respect to the Shares.

4.    Termination of this Agreement

4.1    Consultant’s engagement as consultant pursuant to this Agreement shall commence on the date of this Agreement and shall terminate upon the earlier to occur of July 31, 2006 or not less than 10 days notice from the Company to Consultant at any time.

4.2    The termination of this Agreement shall not affect the Company’s obligation to pay and issue the Shares to Consultant as provided in Section 3.

5.    Confidentiality

5.1    For purposes of this Agreement, “Confidential Information” shall mean: (a) all information regarding the Company and its current and future subsidiaries, affiliates, related entities and investments which is not in the public domain, including without limitation, business plans, marketing plans, business development and expansion, financial statements and financial information, products, services, vendors, suppliers, customers, contracts, forecasts, projections, sales, marketing and employees and consultants of the Company, and (b) information of any third party with respect to which the Company is under obligation to keep confidential; but excluding information that (i) was in the public domain at or subsequent to the time such portion was communicated to Consultant by the Company through no fault of Consultant; (ii) was rightfully in Consultant’s possession free of any obligation of confidence at or subsequent to the time such portion was communicated to Consultant by the Company; (iii) was developed by Consultant independently of and without reference to any the Confidential Information; or (iii) was communicated by the Company to an unaffiliated third party free of any obligation of confidence.

5.2    Consultant agrees that he will maintain the Confidential Information in strictest confidence, will not disclose the Confidential Information to any person and will not use the Confidential Information except to assist the Company as contemplated by this Agreement. Consultant shall immediately give notice to the Company of any unauthorized use or disclosure of the Confidential Information. Consultant agrees to assist the other party in remedying any such unauthorized use or disclosure of the other party’s Confidential Information.

5.3    A disclosure by Consultant of Confidential Information shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes if such disclosure is: (a) in response to a valid order by a court or other governmental body; (b) otherwise required by law; or (c) necessary to establish the rights of the parties under this Agreement; provided, in any case, that Consultant shall provide prompt prior written notice thereof to the Company to enable the Company to seek a protective order or otherwise prevent disclosure of the Confidential Information.

5.4    The provisions of this Section 5 shall survive any termination of Consultant’s engagement under this Agreement.

6.    Miscellaneous

6.1    No Violation of Other Agreements. Each of the parties hereto represents and warrants that execution, delivery, or performance of this Agreement does not conflict with, or violate the terms of, any other agreement to which it is a party or by which it is bound.

6.2    Independent Contractor: Limitation of Liability. The Consultant is an independent contractor to the Company, and nothing herein shall be deemed to constitute the Consultant or his agents as an employee or agent of the Company. Consultant has no power or authority to bind the Company, and shall not make any representation or statement that he has such power.

6.3    Notices. All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, postage prepaid, addressed to the party at the address set forth on the signature page of this Agreement. Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

6.4    Assignment. Neither party may assign its interest in this Agreement or delegate its responsibilities hereunder without prior written consent of the other party, provided that the Company may assign its rights and obligations under this Agreement to any successor by merger or consolidation, to any purchaser of all or substantially all of the assets of the Company or to any subsidiary or parent of the Company.

6.5    Severability. The invalidity or unenforceability of any particular provision of this Agreement or portion thereof shall not affect the validity or unenforceability of any other provision thereof. If any provision of this Agreement is adjudicated to be so broad as to be unenforceable, it shall be interpreted to be only as broad as is enforceable.

6.6    Counterparts: Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to conflict of laws.

6.7    Arbitration. All claims or disputes between the Company and Consultant arising out of or relating to this Agreement, or the breach thereof, shall be decided by arbitration in accordance with the Arbitration Rules of the American Arbitration Association currently in effect unless the parties mutually agree otherwise. The governing law shall be that of the State of California. The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law of the State of California.

6.8    Headings. The article and section headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties execute this Agreement as of the date first above written.

CENTERSTAGING CORP. By: /s/ Howard Livingston Name: Howard Livingston Title: Chief Financial Officer 3407 Winona Avenue Burbank, California 91504

/s/ Michael S. Rosenblum MICHAEL S. ROSENBLUM 1875 Century Park East, Suite 700 Los Angeles, California 90067